[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.71

FIRST AMENDMENT

TO

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This First Amendment (this “Amendment”) to the Exclusive License and Collaboration Agreement effective as of October 16, 2006, (the “Agreement”) is made effective as of October 16, 2008 (the “Amendment Effective Date”) and entered into by and between Hoffmann-La Roche Inc., a New Jersey corporation located at 340 Kingsland Street, Nutley, New Jersey 07110 (“Roche Nutley”), and F.Hoffmann-La Roche Ltd, a Swiss corporation, with its principal office at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“Roche Basel”; Roche Nutley and Roche Basel are collectively referred to as “Roche”), on the one hand, and InterMune, Inc., a Delaware corporation with its principal place of business at 3280 Bayshore Boulevard, Brisbane, California 94005 (“InterMune”), on the other hand.

WHEREAS, InterMune and Roche wish to amend the Agreement to (i) extend the Research Program Term (and consequently [ * ]) for an additional amount of time set forth herein; (ii) provide for Roche’s funding of a certain number of InterMune FTEs assigned to the Research Program as well as certain Third Party vendor costs incurred in connection with the Research Program during the extended Research Program Term, (iii) provide Roche a credit for such funding amounts against certain future Licensed Compound Payment(s); and (iv) to extend the period during which Roche may substitute Licensed Compounds for a period of [ * ] ([ * ]) months following the expiration of the Research Program Extension Term.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, Roche and InterMune hereby agree as follows:

1.	Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

2.	The Parties acknowledge that the Research Program Term expired on [ * ] under the existing terms and conditions of the Agreement. The Parties hereby agree to extend the Research Program Term for an additional [ * ] ([ * ]) year period commencing as of [ * ] and ending on [ * ] (the “Research Program Extension Term”), provided however, that Roche shall have the option to terminate the Research Program Extension Term prior to [ * ] in accordance with Section 5 of this Amendment. As a result of this Amendment, the definition of “Research Program Term” for purposes of the Agreement shall include the Research Program Extension Term, with the express exception of Section 12.2 of the Agreement and with the express amendment to Section 6.1.1 as set forth in this Section 2. The Parties agree that the [ * ] provided for in the Agreement shall [ * ]; provided, however that [ * ] is hereby amended to [ * ].

3.	The Parties shall work together to modify the Research Plan, as appropriate, to specify the ongoing activities of the Research Program during the Research Program Extension Term

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

consistent with the guidelines set forth in Schedule 1.1 attached to this Amendment (“Schedule 1.1”). For purposes of the Research Program Extension Term, the definition of “Research Program” under the Agreement, as amended by this Amendment, shall include those activities contemplated in the revised Research Plan.

4.	During the Research Program Extension Term, Roche shall fund [ * ] percent ([ * ]%) of the Research Program activities as follows:

A.	From the [ * ] until [ * ], Roche shall fund [ * ] ([ * ]) InterMune FTEs assigned to the Research Program, and from [ * ] through [ * ], Roche shall fund [ * ] ([ * ]) InterMune FTEs assigned to the Research Program; provided, however, that Roche shall have no obligation to fund more than the [ * ] ([ * ]) and the [ * ] ([ * ]) InterMune FTEs set forth herein unless mutually agreed to by the Parties. For purposes hereof, Roche shall fund the InterMune FTEs at an FTE rate equal to CHF [ * ] ([ * ]) for [ * ], which FTE rate will then increase yearly by [ * ] percent ([ * ]%) beginning on [ * ]. On a Calendar Quarter basis, InterMune shall invoice Roche for the actual FTEs used at the FTE rate set forth herein that were incurred during the relevant Calendar Quarter and payment for each invoice shall be made by Roche to InterMune at the same time cash settlement is made between the Parties based on the Reconciliation Statement process described in Section 1.6 of Exhibit A attached to the Agreement.

B.	During the Research Program Extension Term, Roche shall [ * ], which use shall be consistent with the Research Plan and the guidelines set forth in Schedule 1.1. Furthermore, the Parties agree that the JRC shall continually review, discuss and monitor the use of various Third Party vendors and the incurrence of costs from such use. On a Calendar Quarter basis, InterMune shall provide to Roche copies of all invoices received by such Third Party vendors to evidence such actual costs incurred during the relevant Calendar Quarter and [ * ].

5.	In the event that Roche, in its sole discretion, has not selected a Collaboration Compound for evaluation by [ * ], Roche shall have the right to terminate the Research Program Extension Term prior to [ * ] by providing [ * ] ([ * ]) days prior written notice to InterMune; provided, however, that the effective date of termination of the Research Program Extension Term shall in no event be earlier than [ * ]. If Roche terminates the Research Program Extension Term, prior to [ * ], then the [ * ] shall automatically terminate effective upon delivery of the written notice sent to InterMune pursuant to this Section. In addition, in the event InterMune undergoes and closes a Change of Control transaction at any time during the Research Program Extension Term, the Research Program Extension Term and the [ * ] shall automatically terminate upon the closing of such Change of Control transaction. However, Roche’s obligation [ * ] of termination of the Research Program Extension Term shall survive such early termination and Roche will [ * ] as a result of the Research Program.

6.

For purposes of clarification, without limiting the scope of the Original Agreement, each and every [ * ] in the Field (together with its salts and esters), other than ITMN-191, resulting from the Research Program during the Research Program Term (including the Research Program Extension Term), shall be deemed a Collaboration Compound, treated as such and subject to the terms and condition of the Agreement, as amended; provided, however that

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

when such [ * ] is deemed a Collaboration Compound hereunder, the Parties agree that such Collaboration Compound is not necessarily deemed “Controlled by InterMune” as set forth in the definition of Collaboration Compound in Section 1.30 of the Agreement and that determination of whether an invention was made by one Party or jointly by the Parties shall continue to be governed under Article 10 of the Agreement.

7.	By way of background, the Agreement currently provides that in connection with the Parties’ Co-Funded Development of ITMN-191 under the Agreement, Roche shall provide to InterMune a Co-Funded Development Plan therefor as described in Section 4.3.7(a)(iii) of the Agreement and InterMune shall have the right to exercise its [ * ] in the case of [ * ]. The Agreement also currently provides that in the event InterMune does not exercise its [ * ] in the case of ITMN-191 based on the applicable ITMN-191 Co-Funded Development Plan provided by Roche to InterMune under Section 4.3.7(a)(iii) of the Agreement for such decision-making purposes by InterMune, Roche shall bear all [ * ] or [ * ] incurred in the ITMN-191 Development that exceeds [ * ] percent ([ * ]%) in total of the initial ITMN-191 Co-Funded Development Budget included in such ITMN-191 Co-Funded Development Plan presented by Roche to InterMune.

As a subpart of the Co-Funded Development of ITMN-191, the Parties are currently planning to engage in the Development of ITMN-191 [ * ] (“STAT-C”) [ * ]. With respect to such ITMN-191 STAT-C Development, due to the difficulty at the present time in determining the appropriate budget for the STAT-C Development part of the ITMN-191 Co-Funded Development Plan, the Parties hereby agree that the ITMN-191 Co-Funded Development Budget to be provided by Roche to InterMune pursuant to Section 4.3.7(a)(iii) of the Agreement shall include only a preliminary budget for such STAT-C Development (“Preliminary STAT-C Development Budget”); provided, however that such budget for [ * ] and for [ * ] shall be subject to InterMune’s prior approval. Roche shall provide to InterMune at a later time but no later than [ * ] the definitive STAT-C Development Budget (prepared in the same good faith, commercially reasonable manner as the Co-Funded Development Plan is prepared in accordance with Section 4.3.7(a)(iii) of the Agreement) (“Finalized STAT-C Development Budget”). InterMune shall have a period of [ * ] ([ * ]) days thereafter to elect to exercise [ * ] with respect to [ * ] ([ * ]). Until such time as the Finalized STAT-C Development Budget is provided by Roche hereunder and InterMune makes its decision whether to [ * ], [ * ] incurred in the STAT-C Development during [ * ] and [ * ] on a [ * ] percent ([ * ]%) basis for [ * ] and [ * ] percent ([ * ]%) basis for [ * ]; provided, however, that any variances to such budget will be handled in the same manner as that set forth in Section 1.3 of Exhibit A attached to the Agreement.

In the event InterMune elects to exercise its [ * ], InterMune may do so by providing to Roche a written notice of its intent to exercise its [ * ], which [ * ] shall be effective upon such written notice. Should InterMune elect to exercise such [ * ], such [ * ] shall be subject to the same consequences as those consequences set forth in [ * ] of the Agreement. For purposes of clarity, notwithstanding anything to the contrary contained in the Agreement, (i) such [ * ] shall be in addition to the [ * ] with respect to [ * ] provided for in [ * ] of the Agreement; (ii) in the event InterMune exercises its [ * ] with respect to [ * ] under [ * ] of the Agreement, InterMune shall be deemed to have also [ * ]; and (iii) in the event InterMune exercises its [ * ], InterMune shall be deemed to have also [ * ] of any further [ * ] (including, but not limited to [ * ]) with the same consequences set forth in [ * ] of the Agreement.

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event InterMune does not elect to exercise the [ * ], [ * ] or [ * ] incurred in the STAT-C Development portion of the ITMN-191 Co-Funded Development Plan on a [ * ] percent ([ * ]%) basis for [ * ] and [ * ] percent ([ * ]%) basis for [ * ] provided that [ * ] shall bear [ * ] or [ * ] Costs incurred in the STAT-C Development that exceeds [ * ] percent ([ * ]%) in total of the Finalized STAT-C Development Budget presented by Roche to InterMune hereunder. All the terms and conditions contained in Section 4.3.7(a)(iii) of the Agreement with respect to [ * ] or [ * ] incurred in connection with all other aspects of the ITMN-191 Co-Funded Development Plan remain unchanged and in full force and effect, including but not limited to [ * ] obligation to bear [ * ] or [ * ] that exceed [ * ] percent ([ * ]%) in total of the initial ITMN-191 Co-Funded Development Budget presented by Roche to InterMune thereunder. In terms of the guiding principles for capturing, reporting and consolidating the Development Expenses and Other Out of Pocket Costs for STAT-C, the Parties agree that the same principles set forth in the Agreement, including, but not limited to Exhibit A thereto, shall apply and that the budget for [ * ] and [ * ] contained in the Preliminary STAT-C Development Budget and, when applicable, the Finalized STAT-C Development Budget shall be deemed a part of the Co-Funded Development Budget for such purposes.

For all intent and purposes of the Agreement, the definition of [ * ] is hereby amended to also include the exercise by [ * ] provided in this Section 7 of this Amendment.

8.	Roche shall have the right to credit [ * ] percent ([ * ]%) of all amounts paid by Roche to InterMune to fund the Research Program during the Research Program Extension Term against any Licensed Compound Payment(s) otherwise due and payable to InterMune pursuant to Section 5.3.3 of the Agreement in connection with the designation by Roche of additional Licensed Compounds.

9.	The period of time during which Roche has the right to add or substitute Licensed Compounds pursuant to Sections 5.3.3 and 5.3.2 of the Agreement shall be extended for a period of [ * ] ([ * ]) months following the expiration of the Research Program Extension Term.

10.	Except as specifically modified and amended by this Amendment, the Agreement remains unchanged and in full effect between the Parties.

11.	This Amendment may be signed by the parties in counterparts, which signatures, taken as a whole, shall constitute a single effective agreement.

[Signature Page Follows]

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

HOFFMANN-LA ROCHE INC.		INTERMUNE, INC.

BY:	/s/ James A. Dougherty	BY:	/s/ Daniel G. Welch
NAME:	James A. Dougherty	NAME:	Daniel G. Welch
TITLE:	Nutley Site Head Pharma Partnering	TITLE:	Chairman & Chief Executive Officer

DATE: November 14, 2008		DATE: November 14, 2008

F.HOFFMANN-LA ROCHE LTD

BY:	/s/ Stefan Arnold
NAME:	Stefan Arnold
TITLE:	Legal Counsel

DATE: November 17, 2008

BY:	/s/ Dr. Robin Breckenridge
NAME:	Dr. Robin Breckenridge
TITLE:	Pharma Partnering Site Head Basle

DATE: November 17, 2008

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.1

GUIDELINES FOR EXTENSION OF RESEARCH PROGRAM

InterMune and Roche will continue to collaborate on the discovery and preclinical development of [ * ].

The primary purpose of the extension of the Research Program is to nominate and develop [ * ] and the potential for [ * ]. The Parties anticipate that during the extension period, InterMune will disclose in more detail InterMune Know-How to Roche concerning [ * ], the use of which by Roche shall be expressly subject to the scope of the license grants by InterMune to Roche under the Agreement.

Until June 2009, InterMune will take a lead role in the discovery efforts while integrating Roche personnel and capabilities into the discovery process. For the remaining period of the Research Program extension, InterMune will play a diminishing role and Roche the lead role.

Proposed research funding below is commensurate with InterMune roles and responsibilities during these two periods.

Estimated FTE

	10/08 to 6/09	7/09 to 10/09
Synthetic chemistry	[ * ]	[ * ]
Computational chemistry/Roche functional area liaison	[ * ]	[ * ]
CRO manager/Lead medicinal chemist/Roche functional area liaison	[ * ]	[ * ]
Compound screening/Kinetic characterization/mutant enzyme activity	[ * ]	[ * ]
Biochemistry management/ Roche functional area liaison	[ * ]	[ * ]
Compound screening/Antiviral activity characterization (clearance, synergy)	[ * ]	[ * ]
Biology management/Roche functional area liaison	[ * ]	[ * ]
	[ * ]	[ * ]
Toxicology	[ * ]	[ * ]
Formulation	[ * ]	[ * ]
Bioanalytics	[ * ]	[ * ]
ADME	[ * ]	[ * ]
DMPK management/Roche functional area liaison	[ * ]	[ * ]
Total	[ * ]	[ * ]

For purposes of an example the total FTE cost for [ * ] to [ * ] ([ * ] months) would be calculated as follows: [ * ]

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

**Estimated pass through cost (US$mm)

	10/08 to 6/09	7/09 to 10/09
Synthetic chemistry	[ * ]	[ * ]
Structural Biology	[ * ]	[ * ]
	[ * ]	[ * ]
PD (Associated with animal model therefore exclude)	[ * ]	[ * ]
	[ * ]	[ * ]
Protein Production	[ * ]	[ * ]
License Fees	[ * ]	[ * ]
Total	[ * ]	[ * ]
Grand Total	[ * ]

**	Current good faith estimate only. Actual costs may differ.